Exhibit 8.2

[Hand Arendall, L.L.C. Letterhead]

October 15, 2007

BancTrust Financial Group, Inc.

P. O. Box 3067

Mobile, Alabama 36652

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama 36701-1608

Re:	Merger of The Peoples BancTrust Company, Inc. into BancTrust Financial
Group, Inc. – Certain Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to BancTrust Financial Group, Inc. (“BancTrust”), an Alabama corporation, in connection with the proposed merger of The Peoples BancTrust Company, Inc. (“Peoples”), an Alabama corporation, with and into BancTrust (the “Merger”), pursuant to the Agreement and Plan of Merger dated as of May 21, 2007 (the “Merger Agreement”). In such capacity, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement, and, unless otherwise specified, all Section references herein are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

Before rendering the opinions expressed herein, we have performed all factual and legal inquiries we deem necessary to render the opinions herein. We have examined such documents as we have deemed appropriate, including: (i) the Merger Agreement; (ii) the Joint Proxy Statement and Prospectus included in BancTrust’s Registration Statement on Form S-4 that was filed with the Securities and Exchange Commission with respect to the Merger; and (iii) such additional documents as we have considered relevant.

In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

BancTrust Financial Group, Inc.

The Peoples BancTrust Company, Inc.

October 15, 2007

We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of BancTrust and Peoples.

With your consent, we have also assumed that the factual statements contained in certificates from your respective Chief Executive Officers and other senior corporate officers heretofore furnished to us are true on the date hereof.

Based solely on the information submitted and assuming that the Merger will take place as described in the Merger Agreement and that the representations made by BancTrust and Peoples are true and correct, we are of the opinion that:

1. consummation of the merger will constitute a “reorganization” as defined in Section 368(a) of the Code;

2. no gain or loss will be recognized by BancTrust or Peoples by reason of the merger;

3. the exchange or cancellation of shares of Peoples common stock in the merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of Peoples to the extent such shareholders receive BancTrust common stock in exchange for their shares of Peoples common stock (except with respect to cash in lieu of fractional shares);

4. the basis of the BancTrust common stock to be received by a shareholder of Peoples will be the same as the basis of the Peoples common stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the merger; and

5. if Peoples common stock is a capital asset in the hands of the shareholder at the time of the merger, the holding period of the BancTrust common stock received by the shareholder in the merger will include the holding period of Peoples common stock surrendered in exchange therefor.

The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements described herein, which we have assumed and you have confirmed to be true on the date hereof. Our opinions may not be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.

BancTrust Financial Group, Inc.

The Peoples BancTrust Company, Inc.

October 15, 2007

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement or to a current report on Form 8-K to be filed by BancTrust. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion is being provided solely for the use of BancTrust and Peoples and their respective shareholders. No other person or party shall be entitled to rely on this opinion.

Very truly yours,

/s/ Hand Arendall, L.L.C.